As filed with the Securities and Exchange Commission on July 26, 2005
Registration No. 333-[      ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under the Securities Act Of 1933

HUNTINGTON BANCSHARES INCORPORATED
(Exact name of Registrant as specified in its charter)

Maryland	31-0724920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Huntington Center
41 South High Street
Columbus, Ohio 43287
(614) 480-8300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Richard A. Cheap, Esq.
General Counsel and Secretary
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
(614) 480-4647
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With Copies to:
Mary Beth M. Clary, Esq.
Porter, Wright, Morris & Arthur LLP
5801 Pelican Bay Blvd. Suite 300
Naples, Florida 34108-2709
(239) 593-2959
Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the box. ☐
If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Calculation of Registration Fee(1)

		Proposed	Proposed Maximum
	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered (2)	Registered (2)(3)	Price Per Share	Price (2)	Registration Fee
Common Stock, without par value Preferred Stock, without par value Debt Securities
Total			$750,000,000	$88,275

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

(2)	This registration covers such indeterminate number of shares of common stock and preferred stock and such indeterminate principal amount of Debt Securities of the Registrant as shall have an aggregate initial offering price not to exceed $750,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $750,000,000. Any registered securities may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities so registered. Each share of common stock includes a right to purchase Series A Junior Participating Preferred Stock of the Registrant (the “Rights”). Prior to the occurrence of certain events, none of which have occurred as of the date hereof, the Rights will not be exercisable or evidenced separately from the common stock.

(3)	Also registers, where required, an indeterminate amount of securities to be reoffered or resold by affiliates of Huntington Bancshares Incorporated in market-making transactions.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 26, 2005
PROSPECTUS
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
614-480-8300
$750,000,000
Common Stock
Preferred Stock
Debt Securities
     We, Huntington Bancshares Incorporated, may offer from time to time our common stock, preferred stock, and debt securities, which may be senior or subordinated. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.
     Our common stock is listed and traded on the Nasdaq National Market under the symbol “HBAN”.
     We may offer these securities from time to time in amounts, at prices, and on other terms to be determined at the time of the offering. The total offering price of the securities offered to the public will be limited to $750,000,000.

     These securities are our unsecured obligations and are not savings accounts, deposits, or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2005

About This Prospectus	3
Where You Can Find More Information	4
Forward-Looking Statements	5
Huntington Bancshares Incorporated	5
Use of Proceeds	6
Ratios of Earnings to Fixed Charges	6
Description of Common Stock	7
Description of Preferred Stock	11
Description of Debt Securities	14
Certain ERISA Considerations	22
Plan of Distribution	23
Legal Matters	24
Experts	24
EX-4(F)
EX-4(G)
EX-5
EX-12
EX-23(B)
EX-23(C)
EX-24
EX-25(A)
EX-25(B)

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, after the SEC declares our registration statement effective, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000.
     We may offer the following securities from time to time:
•	common stock;

•	preferred stock; and

•	debt securities.
     This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.
     The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information”.
     You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.
     We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.
     The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.
     One or more of our subsidiaries, including Huntington Capital Corp., may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.
     When we refer to “Huntington,” “we,” “our,” and “us” in this prospectus under the headings “Huntington Bancshares Incorporated” and “Ratios of Earnings to Fixed Charges,” we mean Huntington Bancshares Incorporated and our subsidiaries, unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to the parent company, Huntington Bancshares Incorporated, unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.huntington.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
          This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
          The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
          This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus until we sell all the securities offered by this prospectus or, if later, the date on which any of our affiliates cease offering and selling these securities in market-making transactions pursuant to this prospectus:
•	Annual Report on Form 10-K for the year ended December 31, 2004, including information specifically incorporated by reference into our Form 10-K from our 2005 Annual Report to Shareholders and our definitive Proxy Statement for our 2005 Annual Meeting of Shareholders;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Current Reports on Form 8-K, filed on January 21, 2005, February 18, 2005, February 22, 2005, March 2, 2005, March 7, 2005, March 24, 2005, April 7, 2005, April 25, 2005, May 16, 2005, June 2, 2005, July 20, 2005, and July 22, 2005, and a Current Report on Form 8-K/A filed on June 3, 2005.
          You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address or calling us at the following telephone number:
Jay Gould Sr.
Investor Relations
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Phone: 614-480-4060

FORWARD-LOOKING STATEMENTS
     This prospectus and the accompanying prospectus supplement contains or incorporates by reference forward-looking statements about us. These statements include descriptions of products or services, our plans or objectives for future operations, including pending acquisitions, and forecasts of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.
     By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading “Business Risks” included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2004, and other factors described in our periodic reports filed from time-to-time with the Securities and Exchange Commission.
     We encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events.
HUNTINGTON BANCSHARES INCORPORATED
     Huntington Bancshares Incorporated is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, we are engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as reinsuring credit life and disability insurance and selling other insurance and financial products and services. The Huntington National Bank, organized in 1866, is our only bank subsidiary.
     Our regional banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Through our affiliated companies, we also offer retail and commercial financial services online at www.huntington.com; through our 24-hour telephone bank; and through our network of automated teller machines. Selected financial service activities are also conducted in other states including: dealer automotive financing services in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; private financial group offices in Florida; and mortgage banking offices in Florida, Maryland, and New Jersey. International banking services are made available through our headquarters office in Columbus and in our Cayman Islands office and Hong Kong office. Foreign banking activities, in total or with any individual country, are not significant to our operations.
     As a registered financial holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System. We are required to file with the Federal Reserve Board reports and other information regarding our business operations and the business operations of our subsidiaries.
     We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of funds to make payments on our securities is dividends, loan payments, and other funds from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. The notes to our consolidated financial statements contained in our annual and quarterly filings with the SEC, which are incorporated by reference into this prospectus, describe the legal and contractual restrictions on the ability of our subsidiaries to make payment to us of dividends, loans, or advances.

USE OF PROCEEDS
     Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities will be added to our general funds and will be available for general corporate purposes, including, among other things:
•	the repayment of existing indebtedness,

•	the repurchase of our common stock,

•	investments in, or extensions of credit to, our existing or future subsidiaries, and

•	the financing of possible acquisitions.
     Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary bank.
     Although we continually monitor and investigate suitable acquisition opportunities, we have no material acquisition commitments, agreements, or understandings with any specific entities, except as otherwise described or incorporated by reference in this prospectus.
     Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.
RATIO OF EARNINGS TO FIXED CHARGES
     Our consolidated ratio of earnings to fixed charges for each of the five years ended December 31, 2004, and for the three months ended March 31, 2005 and 2004, are indicated below.

Three Months Ended
	March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges:
Excluding interest on deposits	3.29x	4.00x	3.88x	3.91x	4.08x	1.32x	2.13x
Including interest on deposits	1.87x	2.31x	2.23x	2.12x	1.94x	1.10x	1.38x
     The ratio of earnings to fixed charges is calculated as follows:
(income before income taxes) + (fixed charges)
(fixed charges)
     Fixed charges consist of:
•	the consolidated interest expense of Huntington, including or excluding the interest expense of deposits as indicated, and

•	one-third of Huntington’s rental expense, net of rental income from subleases, which we believe is representative of the interest portion of the rental payments.
     Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in any of the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF COMMON STOCK
          The following briefly summarizes some of the provisions in our charter, bylaws, and Maryland law regarding our common stock that we may offer from time to time. This information is qualified in all respects by reference to the provisions of our charter, bylaws, and Maryland law and you are encouraged to read the more detailed provisions of these documents and laws for provisions that may be important to you. You can obtain copies of our charter and bylaws by following the directions under the heading “Where You Can Find More Information”.
General
          We are authorized to issue 500,000,000 shares of common stock, without par value, of which approximately 230,842,020 shares were outstanding on June 30, 2005. Our common stock trades on the Nasdaq National Market under the symbol “HBAN”.
          Holders of our common stock do not have any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights. Shares of our common stock, when issued against full payment of their purchase price, will be validly issued, fully paid, and non-assessable.
Voting Rights
          Holders of common stock are entitled to one vote per share. There are no cumulative voting rights. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters. Our bylaws provide that a plurality of all votes cast at a meeting at which a quorum is present is sufficient to elect a director. The voting rights of the holders of common stock are subject to the voting rights, if any, of the holders of any preferred stock then outstanding.
Liquidation Rights
          In the event of our liquidation, dissolution, or winding up, holders of common stock will be entitled to receive pro rata any assets legally available for distribution to holders of common stock, subject to any prior rights of any preferred stock then outstanding.
Dividends
          The holders of our common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as our board of directors may declare out of funds legally available for these payments. Stock dividends, if any are declared, may be paid from our authorized but unissued shares. The rights of holders of common stock to receive dividends are subject to the preferences of holders of any preferred stock then outstanding.
Certain Provisions That May Have an Anti-Takeover Effect
          The following discussion concerns certain provisions of our charter, bylaws, authorized Series A Junior Participating Preferred Stock, Maryland law, and federal law that may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for our shares.
          Charter and Bylaws. Our charter and bylaws contain various provisions which may discourage or delay attempts to gain control of Huntington, including the following provisions:
•	Our board of directors is divided into three classes, each of which consists of approximately one-third of the total number of directors, with the members of each class serving a three-year term. The members of only one class of directors are elected at any annual meeting of our stockholders. We have eleven directors, with four directors in two of our classes and three directors in the remaining class. It therefore takes at least two years to elect a majority of our directors.

•	Our charter provides that a director may be removed by the affirmative vote of two-thirds of all the votes to be cast for the election of directors, but no director may be removed by the stockholders without cause.

•	Our charter provides that the number of directors may be increased or decreased as set forth in our bylaws, but may not be fewer than three. Our bylaws state that a majority of the entire board of directors may alter the size of the board, however we may not have more than 25 directors nor less than three directors.

•	Our bylaws provide that to make a proposal for business to be brought before a meeting or to nominate a director for election to our board, a stockholder must give notice in writing to our Secretary not earlier than 90 calendar days nor later than 60 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the prior year’s annual stockholder meeting.

•	Our bylaws state that a special stockholders meeting may be called by the Chairman of the Board, the President, a majority of the board by vote with or without a meeting, or the Secretary at the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

•	In accordance with Maryland law, our charter may be amended by the affirmative vote of two-thirds of all the votes of stockholders entitled to be cast on the matter, or, in cases in which class voting is required, of our stockholders holding two-thirds of the voting power of that class, unless a different number, not less than a majority, is specified in our charter. Our charter, as amended, does not specify a different number, which could make it more difficult for any party seeking to take control of Huntington through a merger, tender offer, proxy contest, or otherwise to amend our charter in furtherance of any such action.

•	As of June 30, 2005, our authorized capital consisted of 500,000,000 shares of common stock, of which 269,157,980 shares were unissued, and 6,617,808 shares of preferred stock, all of which were unissued. Our board of directors has the right to cause us to issue authorized and unissued shares of common and preferred stock from time to time, without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporation acquisitions. The board’s power to approve the issuance of common stock and set the terms and approve the issuance of preferred stock could, depending on the terms of such stock, either impede or facilitate the completion of a merger, tender offer, or other takeover attempt, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our stock at higher than prevailing market prices. For example, the issuance of new shares might impede a business combination if they were issued in connection with a rights plan or if the terms of those shares include series voting rights which would enable the holder to block business combinations. Alternatively, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. The board will make any determination regarding issuance of additional shares based on its judgment as to the best interests of Huntington and our stockholders.
          Series A Junior Participating Preferred Stock. Our Series A Junior Participating Preferred Stock was authorized in connection with our adoption of a rights agreement. Pursuant to the rights agreement, each share of our common stock has one associated preferred share purchase right. Generally, if a person acquires or announces a tender offer to acquire 10% or more of our outstanding common stock, each right will become exercisable and entitle its holder to purchase 1/100 share of Series A Junior Participating Preferred Stock (the economic equivalent of one share of our common stock) for $49.68. This exercise price is subject to further adjustment for stock dividends and splits. Once the acquiring person acquires 10% or more of our outstanding common stock, each right held by such acquiring person will become null and void and each right held by all other holders will entitle such holders to purchase the number of our Series A Junior Participating Preferred Stock having a value equal to twice the exercise price. In addition, if we are acquired in a merger or other business combination or a significant portion of our assets are sold or transferred, each holder will be entitled to purchase shares of the acquiring company that have a market value of twice the exercise price or twice the book value, if the acquiring company’s shares are not publicly traded. These rights expire on August 16, 2005, unless earlier redeemed. Our directors have not taken any action to extend the term of, or redeem, these rights. Our board of directors may redeem the rights for $0.01 per right under certain circumstances. A copy of the rights agreement has been filed with the SEC. You can obtain a copy of the rights agreement by following the directions under the heading “Where You Can Find More Information”. A copy of the rights agreement is also available free of charge from Huntington. The above summary description of the rights is not complete and is qualified in its entirety by reference to the rights agreement.
          Maryland Law. Maryland law prohibits a business combination between a corporation and any interested stockholder or any affiliate of an interested stockholder for five years following the most recent date upon which the stockholder became an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities. Generally, an interested stockholder is anyone who beneficially owns 10% or more of the voting power of the corporation’s shares or any affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, beneficially owned 10% or more of the voting power of the corporation’s then outstanding voting stock. A person is not an interested stockholder under Maryland law if the board of directors approved in advance the transaction by which the interested stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
          After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
          The Maryland business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.
          Maryland law also provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock as to which the acquiring person, officers of the corporation, and directors of the corporation who are employees of the corporation are entitled to exercise or direct the exercise of voting power in the election of directors. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares that the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.
          A person who has made or proposes to make a “control share acquisition”, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of such demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
          If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any special meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions generally applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.
          The “control share acquisition” statute does not apply to shares acquired in a merger, consolidation, or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or the bylaws of the corporation by a provision adopted at any time before the acquisition of the shares.
          Federal Law. The Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring “control” of a bank holding company unless:
•	the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition and

•	within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as Huntington, would constitute the acquisition of control.
          In addition, any “company” would be required to obtain Federal Reserve Board approval before acquiring 25% or more of our outstanding voting stock. If the acquirer is a bank holding company, this approval is required before acquiring 5% of our outstanding common stock. Obtaining “control” over Huntington would also require Federal Reserve Board approval. “Control” generally means:
•	the ownership or control of 25% or more of a class of voting securities of a bank holding company;

•	the ability to elect a majority of the bank holding company’s directors; or

•	the ability otherwise to exercise a controlling influence over the bank holding company’s management and policies.
Transfer Agent and Registrar
Computershare Investor Services is the transfer agent and registrar for our common stock.

DESCRIPTION OF PREFERRED STOCK
          The following briefly summarizes some of the provisions in our charter, bylaws, and Maryland law regarding our preferred stock that we may offer from time to time. The specific terms of a series of preferred stock that we may offer will be described in a prospectus supplement relating to that series of preferred stock. The following description and any description of our preferred stock in a prospectus supplement may not be complete and is qualified in all respects by reference to the provisions of our charter, bylaws, Maryland law, and the certificate of designations relating to the particular series of our preferred stock. We will file such certificate of designations with the SEC at or prior to the time of sale of that series of preferred stock. You are encouraged to read the more detailed provisions of these documents and laws for provisions that may be important to you. You can obtain copies of our charter and bylaws by following the directions under the heading “Where You Can Find More Information”.
General
          Under our charter, we have authorized 6,617,808 shares of preferred stock, without par value, of which 1,000,000 shares have been designated Series A Junior Participating Preferred Stock, without par value. There are no shares of preferred stock or Series A Junior Participating Preferred Stock issued and outstanding.
          Under our charter, preferred stock may be issued from time to time in one or more series, upon authorization by our Board of Directors and without stockholder approval. Within certain legal limits, our Board of Directors is authorized to determine the terms of any series of preferred stock, including:
•	designation;

•	number of shares;

•	voting rights;

•	dividend rights;

•	liquidation and dissolution preferences;

•	any redemption or conversion provisions; and

•	any other terms, limitations, and relative rights and preferences.
Thus, our Board of Directors, without stockholder approval, could authorize preferred stock to be issued with voting, conversion, and other rights that could adversely affect the voting power and other rights of our common stockholders or other outstanding series of preferred stock. Pursuant to our bylaws, our Board of Directors has granted to a special committee the authority to authorize and determine the above terms of any series of preferred stock issued pursuant to this offering.
          Each series of preferred stock will have the dividend, liquidation, redemption, and voting rights described below, unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock. The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:
•	the designation of that series and the number of shares offered;

•	the amount of the liquidation preference, if any, per share or the method of calculating that amount;

•	the initial public offering price at which shares of that series will be issued;

•	the dividend rate, if any, or the method of calculating that rate, the dates on which dividends will be paid and the dates from which dividends will begin to cumulate, if applicable;

•	any redemption provisions;

•	any conversion or exchange rights;

•	any additional voting and other rights, preferences, privileges, qualifications, limitations, and restrictions;

•	any securities exchange listing;

•	the relative ranking and preferences of that series as to dividend rights and rights upon our liquidation, dissolution, or winding up; and

•	any other terms of that series.
Shares of our preferred stock, when issued against full payment of their purchase price, will be validly issued, fully paid, and non-assessable.
Dividends
          Holders of each series of preferred stock will be entitled to receive, when, as, and if our board declares, cash dividends payable at the dates and at the rates per share as described in the applicable prospectus supplement. Those rates may be fixed, variable, or both. Dividends may be cumulative or noncumulative and may be payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of our stock, as described in the applicable prospectus supplement.
Conversion and Exchange
          The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.
Redemption
          The terms on which any series of preferred stock may be redeemed will be described in the applicable prospectus supplement. All shares of preferred stock which we redeem, purchase, or acquire, including shares surrendered for conversion or exchange, shall be retired and restored to the status of authorized but unissued shares of preferred stock undesignated as to series.
Liquidation
          In the event of our voluntary or involuntary liquidation, dissolution, or winding up, preferred stockholders of any particular series will be entitled, subject to creditors’ rights and holders of any series of preferred stock ranking senior as to liquidation rights, but before any distribution to common stockholders or holders of any series of preferred stock ranking junior as to liquidation rights, to receive a liquidating distribution in the amount of the liquidation preference, if any, per share as mentioned in the applicable prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative. If the amounts available for distribution upon our liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock of that series and all stock ranking equal to that series of preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting Rights
          The voting rights of preferred stock of any series will be described in the applicable prospectus supplement.
          Under regulations of the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities”, and a holder of 25% of more of that series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over us) may then be subject to regulation as a bank holding company. In addition, in that event:
•	any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of that series of preferred stock; and

•	any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act of 1978 to acquire 10% or more of that series of preferred stock.
Series A Junior Participating Preferred Stock
          Our Series A Junior Participating Preferred Stock was authorized in connection with our adoption of a rights agreement. A description of that rights agreement is included above under the heading “Description of Common Stock — Series A Junior Participating Preferred Stock”.
Other Rights
          The shares of a series of preferred stock may have the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, or other rights as may be described in the applicable prospectus supplement, our charter, or as otherwise required by law.
Title
          Huntington, the transfer agent and registrar for a series of preferred stock, and any of their agents may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purposes.
Transfer Agent and Registrar
          Unless the applicable prospectus supplement specifies otherwise, the transfer agent, registrar, and dividend disbursement agent for each series of preferred stock will be Computershare Investor Services.

DESCRIPTION OF DEBT SECURITIES
          We may issue debt securities in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. All of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement relating to that series of debt securities. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts the information below.
          We may issue either senior debt securities, which will rank on a parity with all of our other unsecured and unsubordinated debt, or subordinated debt securities, which will rank equally with all of our other subordinated debt securities and, together with such other subordinated debt securities, will be subordinate and junior in right of payment to all of our existing and future senior indebtedness.
          As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default or fail to perform our obligations under the applicable indenture with respect to the notes. There are some limitations on the extent to which the trustee acts on your behalf. Second, the trustee performs certain administrative duties for us.
          Senior securities will be issued under a senior indenture, dated as of July ___, 2005, as supplemented from time to time, between us and JPMorgan Chase Bank, N.A., a national banking association, as Trustee. Subordinated securities will be issued by us under a subordinated indenture, dated as of July ___, 2005, as supplemented from time to time, also between us and JPMorgan Chase Bank, N.A., a national banking association, as Trustee. Forms of these indentures have been filed as exhibits to the registration statement filed with the SEC which is related to this prospectus.
          We will refer to the senior indenture and the subordinated indenture together as the “indentures” and each as an “indenture”. The indentures are subject to and governed by the Trust Indenture Act of 1939. JPMorgan Chase Bank, N.A., is referred to as the “senior trustee” when referring to it in its capacity as trustee under the senior indenture, as the “subordinated trustee” when referring to it in its capacity as trustee under the subordinated indenture, and as the “trustee” when referring to it in its capacity under both of the indentures.
          The indentures are substantially identical, except for the provisions relating to subordination which are included in our subordinated indenture only and the provisions relating to events of default. Where appropriate, we use parentheses below to refer you to particular sections of the indentures or, where necessary, the applicable indenture, so that you can more easily locate these provisions.
          Because this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read and rely on the indenture that is applicable to you because it, and not this description, defines your rights as a holder of debt securities. See “Where You Can Find More Information” for information on how to obtain a copy of the indentures.
General
          The debt securities will be our direct unsecured obligations. Both indentures permit us to issue debt securities from time to time and debt securities issued under an indenture will be issued as part of a series that has been established by us under such indenture (Section 3.1). Neither of the indentures contains restrictions on our ability to:
•	incur, assume, or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

          The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indentures do not contain any provisions which would require us to repurchase or redeem or modify the terms of any of the debt securities upon a change of control or other event involving us which may adversely affect the creditworthiness of the debt securities.
          A prospectus supplement relating to a series of debt securities will include, where applicable, specific terms relating to the offering, including some or all of the following:
•	the title of the debt securities and whether they are senior or subordinated debt securities;

•	any limit on the total principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the maturity date or dates of the debt securities or the method by which those dates can be determined;

•	if the debt securities will bear interest:
•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the first interest payment date; and

•	any circumstances under which we may defer interest payments;
•	any redemption provisions that would obligate or permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

•	any sinking fund provisions that would obligate or permit us to redeem the debt securities before their final maturity;

•	whether the provisions described below under the heading “—Defeasance” apply to the debt securities;

•	any events of default which will apply to the debt securities in addition to those contained in the applicable indenture;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities—a “global security” is a debt security that we issue in accordance with the applicable indenture to represent all or part of a series of debt securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

•	any special tax implications of the debt securities; and

•	any other terms of the debt securities.
          When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register (Section 1.1).
Payment; Exchange; Transfer
          We will designate a place of payment in the Borough of Manhattan, the City of New York, and in such other place or places as may be identified in the applicable prospectus supplement, where holders can receive payment of the principal of and any premium and interest on the debt securities and surrender the debt securities for transfer or exchange. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register (Section 3.1). Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security on an interest payment date to the person in whose name that debt security is registered at the close of business on the record date relating to that interest payment date (Sections 3.7, 10.1).

          Any money that we pay to a paying agent for the purpose of making payments on the debt securities and that remains unclaimed two years after the payments were due will, at our request, be returned to us and, after that time, any holder of a debt security can only look to us as an unsecured general creditor for the payments on the debt security (Section 10.3).
          Subject to any restrictions applicable to global securities, any debt securities of a series can be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. The debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities (Sections 3.5, 10.2). We have appointed the trustee as securities registrar for the debt securities. If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where holders can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series (Section 10.2).
Denominations
          Unless we state otherwise in the applicable prospectus supplement, the debt securities will be denominated in U.S. Dollars and issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000 (Section 3.2).
Original Issue Discount
          Debt securities may be issued under the indentures as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the applicable indenture (Section 1.1). The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.
Consolidation, Merger, or Sale
          Each of the indentures generally permits a consolidation or merger between us and another entity. They also permit the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:
•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction;

•	the resulting or acquiring entity, if other than us, expressly assumes all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indentures exists; and

•	certain other conditions are met (Section 8.1).
          If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indentures, the resulting or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. As a result, such successor entity may exercise our rights and powers under the indentures, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indentures and under the debt securities (Section 8.2).

Modification and Waiver
          Under each of the indentures, we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under a particular indenture to:
•	evidence the assumption by a successor corporation of our obligations;

•	add covenants or events of default for the benefit of the holders of debt securities;

•	add provisions to facilitate the issuance of debt securities in bearer form or in uncertificated form;

•	change any provision so long as such change neither applies to any debt security created prior to the execution of such supplemental indenture that benefits from such provision nor modifies the rights of the holders of such securities;

•	change any provision so long as such change becomes effective only when there is no such security outstanding;

•	secure any of the debt securities;

•	establish the forms or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee;

•	comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act of 1939; or

•	cure any ambiguity or correct any inconsistency (Section 9.1).
          Under each of the indentures, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without such holder’s consent:
•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments of principal, interest, and premium, if any, due on the debt securities;

•	a limitation of a holder’s right, if any, to repayment of debt securities at the holder’s option;

•	a change in the place of payment;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or certain defaults and their consequences under the applicable indenture; or

•	a modification of any of the provisions involving waiver of past defaults, our compliance with certain covenants, or any of the foregoing requirements contained in the applicable indenture (Section 9.2).
          In addition, the subordination provisions under our subordinated indenture cannot be modified in a manner adverse to any holder of debt securities issued under our subordinated indenture without such holder’s consent (Section 9.2 of our subordinated indenture).
          Under each of the indentures, the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with certain covenants or conditions contained in the applicable indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series (Section 10.8).
          In addition, under each of the indentures, subject to the provisions of the indentures that apply to waivers after the declaration of acceleration (Section 5.2), the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series, waive any past default under the applicable indenture of that series and its consequences, except:
•	a default in the payment of the principal, interest, or premium due on any debt securities of that series; or

•	a default under any provision of the applicable indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series (Section 5.13).
Events of Default
          Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in our senior indenture with respect to any series of senior debt securities, means any of the following:
•	failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any senior debt security of that series when due;

•	failure to deposit any sinking fund payment on senior debt securities of that series when due;

•	failure to perform any other covenant in the senior indenture that applies to senior debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in our senior indenture;

•	certain events in bankruptcy, insolvency, or reorganization; or

•	any other event of default that may be specified for the senior debt securities of that series when that series is created (Section 5.1 of our senior indenture).
          Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in our subordinated indenture with respect to any series of subordinated debt securities, means any of the following:
•	certain events in bankruptcy, insolvency, or reorganization; or

•	any other event of default that may be specified for the subordinated debt securities of that series when that series is created (Section 5.1 of our subordinated indenture).
          If an event of default, other than certain events in bankruptcy, insolvency, or reorganization, for any series of senior debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration (Sections 5.2, 5.13). If an event of default involving certain events in bankruptcy, insolvency, or reorganization for any series of senior or subordinated debt securities occurs and continues, the principal amount of the outstanding debt securities of all series then outstanding will become due and payable immediately without any declaration or other act on the part of the trustee or any holders (Section 5.2). Unless we state otherwise in the applicable prospectus supplement, the holders of subordinated debt securities will not have the right to accelerate the payment of principal of the subordinated debt securities as a result of our failure to perform any covenant or agreement contained in the subordinated debt securities or our subordinated indenture (Section 5.3 of our subordinated indenture).
          The prospectus supplement relating to a series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series when an event of default occurs and continues.
          Each of the indentures requires us to deliver an officers’ certificate to the trustee each year that states, to the knowledge of the certifying officers, whether or not any defaults exist under the terms of the applicable indenture (Sections 1.2, 10.4). The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest, or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the applicable indenture with respect to the debt securities of the applicable series (Section 6.2).
          Other than its duties during the continuance of an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any holders, unless the holders offer that trustee reasonable indemnification (Sections 6.1, 6.3). If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method, and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee (Sections 5.12, 6.3).
     The holder of a debt security of any series will have the right to begin any proceeding with respect to the applicable indenture, for the appointment of a receiver or trustee, or for any remedy only if:
•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days (Section 5.7).
However, the holder of any senior debt security will have an absolute right to receive payment of principal, interest, and premium, if any, on the senior debt security when due and to institute suit to enforce the payment, and the holder of any subordinated debt security will have, subject to the subordination provisions discussed below under “—Subordination,” the absolute right to receive payment of principal, interest, and premium, if any, on the subordinated debt security when due in accordance with our subordinated indenture and to institute suit to enforce the payment (Section 5.8).
Defeasance
     Defeasance and Discharge. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of that indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if:
•	we deposit with the trustee, in trust, sufficient money and/or U.S. Government Obligations to pay the principal, any interest, any premium, and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the applicable indenture and the terms of the debt securities;

•	no event of default occurs and is continuing on the date of such deposit or at any time during the preference period applicable to us;

•	such defeasance does not result in a violation of the applicable indenture or any other agreement to which we are a party;

•	the debt securities of that series, if listed on any domestic or foreign securities exchange, will not be delisted as a result of the deposit;

•	we deliver to the applicable trustee:
•	an opinion of counsel that states that the holders of the debt securities of that series will not recognize income, gain, or loss for federal income tax purposes as a result of such deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•	an opinion of counsel and officers’ certificate each stating that all conditions relating to such defeasance have been complied with; and
•	any additional conditions or limitations imposed on us that are specified for the debt securities of that series when that series is created (Sections 13.1, 13.4).
     When we use the term “U.S. Government Obligations” in this section, we generally mean securities that are:

•	direct obligations of the United States backed by the full faith and credit of the United States which are not redeemable; or

•	any obligation of a person controlled or supervised by, and acting as an agency or instrumentality of, the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States which are not redeemable (Section 13.4).
     In the event that we deposit money and/or U.S. Government Obligations in trust and discharge our obligations under a series of debt securities as described above, then:
•	the applicable indenture, including, in the case of subordinated debt securities, the subordination provisions contained in our subordinated indenture, will no longer apply to the debt securities of that series except certain obligations to hold moneys for payment in trust; compensate, reimburse, and indemnify the trustee; register the transfer and exchange of debt securities; replace lost, stolen, or mutilated debt securities; and maintain paying agencies, all of which will continue, and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium, and any interest on the debt securities of that series (Section 13.2).
Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of that indenture. If we so provide and we satisfy the conditions described above in this section under the heading “—Defeasance and Discharge,” we will not have to comply with any covenant specified for the debt securities of that series when the series was created and the occurrence of certain events will not be deemed to be events of default for the debt securities of that series under the applicable indenture. In the event of a covenant defeasance, our obligations under the applicable indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect (Section 13.3).
Subordination
     The subordinated debt securities will be subordinate to all of our existing and future Senior Debt, as defined below. Our Senior Debt includes the senior debt securities and means:
•	any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments;

•	our obligations under letters of credit;

•	any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•	any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States, whether outstanding on the date of execution of our subordinated indenture or incurred after that time, other than obligations expressly on a parity with or junior to the subordinated debt securities (Section 1.1 of our subordinated indenture).
     If certain events in bankruptcy, insolvency, or reorganization occur, we will first pay all Senior Debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities, or other property, on account of the principal of or premium or interest on the subordinated debt securities. In such an event, we will pay or deliver directly to the holders of Senior Debt any payment or distribution otherwise payable or deliverable to holders of the subordinated debt securities. We will make the payments to the holders of Senior Debt according to priorities existing among those holders until we have paid all Senior Debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the subordinated debt securities so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the subordinated debt securities (Section 14.1 of our subordinated indenture).
     If such events in bankruptcy, insolvency, or reorganization occur and we have paid in full all amounts owed on Senior Debt, the holders of subordinated debt securities, together with the holders of any of our other obligations ranking equal with those subordinated debt securities, will be entitled to receive from our remaining assets any principal, premium, or interest due at that time on the subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those subordinated debt securities.
     If we violate our subordinated indenture by making a payment or distribution to holders of the subordinated debt securities before we have paid all the Senior Debt in full, then such holders of the subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the Senior Debt outstanding at the time. The payment or transfer to the holders of the Senior Debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of Senior Debt so long as:
•	the payments or distributions to the holders of the subordinated debt securities consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of those subordinated debt securities (Section 14.1 of our subordinated indenture).
     Because of the subordination, if we become insolvent, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under our subordinated indenture in connection with the subordinated debt securities.
     We may not make payments of principal of and any premium and interest on the subordinated debt securities at any time we are in default on any payment with respect to our senior debt, or an event of default has occurred with respect to any of our senior debt allowing the holders of the senior debt, including any applicable trustee, to accelerate payment of the senior debt, or if there is a judicial proceeding pending with respect to any such default or event of default related to our senior debt. If payment on account of the subordinated debt securities is received by a holder of any subordinated debt securities, including any applicable trustee, in contravention of the terms of the subordinated indenture, that payment must be paid over and delivered to us (Section 14.2 of our subordinated indenture).
     We may modify or amend our subordinated indenture as provided under “—Modification and Waiver” above. However, the modification or amendment may not modify any of the provisions of the applicable indenture relating to the subordination of the subordinated debt securities in a manner that would adversely affect the holders of Senior Debt (Section 14.10 of our subordinated indenture).
Governing Law
     The debt securities and the Indentures will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN ERISA CONSIDERATIONS
      Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Security Act of 1974, as amended (which we refer to as “ERISA”), (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code (which we refer to as “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangements. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

PLAN OF DISTRIBUTION
     We may sell these securities offered under this prospectus through agents, through underwriters or dealers, or directly to one or more purchasers.
     Underwriters, dealers, and agents that participate in the distribution of these securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of these securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which these securities may be listed.
     The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
     This prospectus, together with any applicable prospectus supplement, may also be used by our affiliates, including Huntington Capital Corp., in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. None of our affiliates have any obligation to make a market in the securities and each may discontinue any market-making activities at any time, without notice, at its sole discretion.
     We may have agreements with the underwriters, dealers, and agents, including our affiliates, to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those certain civil liabilities.
     When we issue the securities offered by this prospectus, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.
     Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain, or other benefits from these transactions.

LEGAL MATTERS
     The validity of these securities will be passed upon for us by Porter, Wright, Morris & Arthur LLP. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Simpson Thacher & Bartlett LLP.
EXPERTS
     The consolidated financial statements as of December 31, 2004, and for the year then ended and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference in this prospectus, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2003 and 2002, included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on that firm’s authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

Registration Fee	$88,275
Legal Fees and Expenses*	$125,000
Accounting Fees and Expenses*	$20,000
Trustee Fees and Expenses*	$33,500
Blue Sky Fees and Expenses*	$12,500
Printing Fees*	$3,600
Rating Agency Fees*	$557,000
Miscellaneous*	$160,125
TOTAL	$1,000,000

*Estimated pursuant to instruction to Item 511 of Regulation S-K.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Registrant’s Articles of Incorporation, as amended, provide that it shall indemnify its directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to directors subject to procedures provided by such laws; its officers to the same extent it shall indemnify its directors; and its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with the Maryland law.
     Section 2-418 of the Maryland general corporation law provides, in substance, that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, unless it is proved that the act or omission of the director was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit.
     Termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders.
     Section 2-418 provides that a director who has been successful, on the merits or otherwise, in the defense of any proceeding shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding. A court of appropriate jurisdiction upon application of a director and such notice as the court shall require may order indemnification in the following circumstances: (1) if it determines a director is entitled to reimbursement pursuant to a director’s success, on the merits or otherwise, in the defense of any proceeding, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the case of a proceeding charging improper personal benefit to the director, shall be limited to expenses.

     The reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.
     The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.
     Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.
     Subject to certain exceptions, the directors and officers of the Registrant and its affiliates are insured to the extent of 100% of loss up to a maximum of $40,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers and up to a maximum of $40,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as fiduciaries in the administration of certain of the Registrant’s employee benefit programs. The Registrant is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.
ITEM 16. EXHIBITS
     The following Exhibits are filed as part of this Registration Statement:

Exhibit		Description

1.		Form of Distribution Agreement.*

4	(a).	Articles of Restatement of Charter, Articles of Amendment to Articles of Restatement of Charter, and Articles Supplementary — previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

4	(b).	Articles of Amendment to Articles of Restatement of Charter — previously filed as Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference.

4	(c).	Amended and Restated Bylaws as of July 16, 2002 — previously filed as Exhibit 3(ii) to Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and incorporated herein by reference.

4	(d).	Rights Plan, dated February 22, 1990, between Huntington Bancshares Incorporated and The Huntington National Bank (as successor to The Huntington Trust Company, National Association) — previously filed as Exhibit 1 to Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 22, 1990, and incorporated herein by reference.

4	(e).	Amendment No. 1 to the Rights Agreement, dated August 16, 1995 — previously filed as Exhibit 4(b) to Form 8-K, dated August 16, 1995, and incorporated herein by reference.

4	(f).	Form of Senior Debt Indenture, between Huntington Bancshares Incorporated, Issuer, and JPMorgan Chase Bank, N.A., Trustee.

Exhibit	Description

4(g).	Form of Subordinated Debt Indenture, between Huntington Bancshares Incorporated, Issuer, and JPMorgan Chase Bank, N.A., Trustee.

4(h).	Form of Fixed Rate Note.*

4(i).	Form of Floating Rate Note.*

5.	Opinion of Porter, Wright, Morris & Arthur LLP.

12.	Ratio of Earnings to Fixed Charges.

23(a).	Consent of Porter, Wright, Morris & Arthur LLP (included as part of Exhibit 5).

23(b).	Consent of Deloitte & Touche LLP.

23(c).	Consent of Ernst & Young LLP.

24.	Power of Attorney.

25(a).	Statement of Eligibility of Trustee on Form T-1 of JPMorgan Chase Bank, N.A., as Trustee under the Senior Indenture.

25(b).	Statement of Eligibility of Trustee on Form T-1 of JPMorgan Chase Bank, N.A., as Trustee under the Subordinated Indenture.

*     To be filed as an amendment or as an exhibit to a document to be incorporated by reference herein.
ITEM 17. UNDERTAKINGS
(a)	The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 26, 2005.
HUNTINGTON BANCSHARES INCORPORATED
(Registrant)

By:	/s/ Thomas E. Hoaglin	By:	/s/ Donald R. Kimble

	Thomas E. Hoaglin		Donald R. Kimble
	Chairman, President, Chief		Chief Financial Officer, Executive Vice
	Executive Officer, and Director		President, and Controller
	(principal executive officer)		(principal financial officer and
principal accounting officer)
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 26, 2005, by the following persons in the capacities with Huntington Bancshares Incorporated indicated:

Raymond J. Biggs *	David P. Lauer *

Raymond J. Biggs Director	David P. Lauer Director

Don M. Casto III *	Wm. J. Lhota *

Don M. Casto III Director	Wm. J. Lhota Director

Michael J. Endres *	David L. Porteous *

Michael J. Endres Director	David L. Porteous Director

John B. Gerlach, Jr. *	Kathleeen H. Ransier *

John B. Gerlach, Jr. Director	Kathleeen H. Ransier Director

Karen A. Holbrook *	Robert H. Schottenstein *

Karen A. Holbrook Director	Robert H. Schottenstein Director

* /s/ Donald R. Kimble

Donald R. Kimble
Attorney-in-Fact for each of
the persons indicated